EXHIBIT 16.1

[Ernst & Young LLP letterhead]

December 22, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 22, 2004, of Reef Global Energy Ventures and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third and fourth paragraphs on pages therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/ ERNST & YOUNG LLP